Exhibit 99

INVESTOR CONTACT:

Kiley F. Rawlins, CFA

(704) 849-7496

krawlins@familydollar.com

MEDIA CONTACT:

Josh Braverman

(704) 814-3447

jbraverman@familydollar.com

For Immediate Release

FAMILY DOLLAR ANNOUNCES

AUTHORIZATION TO PURCHASE $400 MILLION OF COMMON STOCK

Company also Declares Regular Quarterly Dividend

MATTHEWS, NC, November 18, 2009 – Family Dollar Stores, Inc. (NYSE: FDO) announced that the Company’s Board of Directors has authorized the Company to purchase from time to time, as market conditions warrant, an additional $400 million of the Company’s common stock. The share repurchase program does not have an expiration date, and any purchases may be made in the open market, in private transactions or transactions structured through investment banking institutions. The Company expects to fund the stock repurchase program with cash from operations.

“We have a strong balance sheet, and our operating model generates strong cash flows,” said Howard Levine, Chairman and CEO. “We continue to believe that our stock is an attractive investment and that our share repurchase program builds value for shareholders.”

At the end of fiscal 2009, the Company had authorization to purchase up to an additional $62.0 million of its common stock. This new authorization is in addition to the Company’s current share repurchase authorization.

Family Dollar also announced that the Company’s Board of Directors has declared a regular quarterly cash dividend on the Company’s common stock of $0.135 per share, payable Friday, January 15, 2010, to shareholders of record at the close of business on Tuesday, December 15, 2009.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future.

Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

About Family Dollar

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,600 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

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